EXHIBIT 15.1

To the Partners of
Icahn Enterprises L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and subsidiaries as of September 30, 2013, and for the three-month and nine-month periods ended September 30, 2013 and 2012, as indicated in our report dated November 4, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 is incorporated by reference in Registration Statement on Form S-3 (File No. 333-188360).
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Grant Thornton LLP

New York, New York
November 4, 2013